Exhibit 10.3

SECOND AMENDMENT TO EMPLOYMENT AGREEMENT

This SECOND AMENDMENT TO EMPLOYMENT AGREEMENT, dated as of June 18, 2009 (this “Amendment”), is by and between Interval Leisure Group, Inc. (the “Company”) and William L. Harvey (“Executive”).

RECITALS

WHEREAS, the Company and the Executive entered into that certain Employment Agreement, dated as of August 25, 2008, as amended December 30, 2008 (the “Original Agreement”) relating to the employment of the Executive by the Company;

WHEREAS, the Company and Executive desire to make certain amendments to the Original Agreement pursuant to the terms and subject to the conditions set forth in this Amendment.

NOW THEREFORE, in consideration of the premises and the agreements contained herein, the parties hereto agree as follows:

1.                                       Amendments to Standard Terms and Conditions.  The Standard Terms and Conditions of the Original Agreement shall be amended as follows:

a.                                       Section 1(d)(iii) shall be replaced with the following: “(iii) any portion of the Initial Equity Awards or of any other equity award granted after the Effective Date under the Company Incentive Plan or any successor plan (“Future Equity Award”) that is outstanding and unvested at the time of such termination but that would, but for a termination of employment, have vested during the Severance Period shall vest as of the date of such termination of employment; provided; however, that, for purposes of this provision, each Future Equity Award that vests at the end of a multi-year period (“Future Cliff Vesting Award”) shall be treated as though it vested annually pro rata over its vesting period (e.g., if the date of termination occurred between the one and two-year anniversaries of the grant date of a Future Cliff Vesting Award that vests at the end of four years, 75% of Company RSUs subject to such Future Cliff Vesting Award would vest on the date of termination and if the date of termination occurred following the two-year anniversary of the Effective Date, all of the Company RSUs subject to such Future Cliff Vesting Award would vest on the date of termination); provided, further, however, that any Company RSUs that would vest under this provision but for the fact that outstanding performance conditions have not been satisfied shall vest only if, and at such point as, such performance conditions are satisfied.”

b.                                      Section 2 shall be replaced in its entirety with the following:

“2.                                 TREATMENT OF EXECUTIVE’S EQUITY AWARDS IN THE EVENT OF A CHANGE OF CONTROL OF THE COMPANY.  In the event that, during the Term, there is consummated a Change of Control (as defined in the Company Incentive Plan), any portion of the Initial Equity Awards or of Future Equity Awards that is outstanding and unvested at the time of such Change of Control which would have vested during the twenty-four (24) month period following such Change of Control shall vest as of the date of such Change of Control and the Initial Equity Awards and Future Equity Awards shall otherwise continue to vest in accordance with their terms; provided that, for purposes of this provision, any Future Cliff Vesting Award shall be treated as though it vested annually pro rata over its vesting period (e.g., if the Change of Control occurred on the one-year anniversary of the grant of a Future Cliff Vesting Award which vests at the end of four years, 75% of the Company RSUs subject to such Future Cliff Vesting Award would vest on the date of consummation of the Change of Control and if the date of termination occurred following the two-year anniversary of the grant of such Future Cliff Vesting Award, all of the Company RSUs subject to such Future Cliff Vesting Award would vest on the date of consummation of such Change of Control).  In the event any portion of the Initial Equity Awards or of Future Equity Awards remains unvested following such Change of Control after application of the foregoing sentence, the agreements effectuating the Change of Control shall provide for the assumption or substitution of the unvested Initial Equity Awards and Future Equity Awards by the successor entity (unless the successor entity is the Company, in which case the unvested Initial Equity Awards and Future Equity Awards shall remain outstanding in accordance with their terms).  In no event shall any unvested portion of the Initial Equity Awards or Future Equity Awards be cancelled or forfeited without value in connection with a Change of Control

2.                                       No Other Amendments.  Except for modifications specifically set forth in this Amendment, the Original Agreement shall remain in full force and effect without any other modification.

3.                                       Governing Law.  This Amendment shall be governed by and construed in accordance with the laws of the State of Florida, without regard to principles of conflicts of law therein.

4.                                       Miscellaneous.  The invalidity or unenforceability of any particular provision of this Amendment shall not affect the other provisions hereof, and this Amendment shall be construed in all respects as if the invalid or unenforceable provision were omitted. No alteration, modification, amendment or addition shall be valid unless expressed in writing and signed by or on behalf of Parent and the party against which such alteration, modification, amendment or addition is to be enforced.

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be duly executed on the date first written above.

INTERVAL LEISURE GROUP, INC.

By:	/s/ Craig M. Nash
Craig M. Nash
Chairman, President and Chief Executive Officer

/s/ William L. Harvey
WILLIAM L. HARVEY